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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 4, 1998

                           THE PROFIT RECOVERY GROUP
                              INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                         Commission File Number 0-28000

                    GEORGIA                                          58-2213805
        (State or other jurisdiction of                  (IRS Employer Identification No.)
                 incorporation)


            2300 WINDY RIDGE PARKWAY
                SUITE 100 NORTH
                ATLANTA, GEORGIA                                     30339-8426
    (Address of principal executive offices)                         (Zip Code)

        Registrant's telephone number including area code (770) 779-3900

 (Former name or former address, if changed since last report)  NOT APPLICABLE

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

ITEM 5.  OTHER EVENTS

     On August 6, 1998, The Profit Recovery Group International, Inc., a Georgia corporation (the "Company"), and its wholly owned subsidiary, The Profit Recovery Group International I, Inc. ("PRGI"), acquired substantially all the assets and assumed certain liabilities of Loder, Drew & Associates ("Loder Drew"), pursuant to the terms of an Asset Purchase Agreement ("Agreement") dated July 31, 1998, effective July 1, 1998, by and among the Company, PRGI, Loder Drew and the shareholders of Loder Drew. Loder Drew is an international recovery auditing firm primarily serving clients in the manufacturing, financial services and other non-retail sectors.

     Pursuant to the Agreement, the initial consideration paid for Loder Drew consisted of $70.0 million in cash and 803,535 unregistered, restricted shares of the Company's common stock. Additionally, Loder Drew will be eligible to receive additional purchase price consideration up to a maximum of $70.0 million in cash conditioned on the future financial performance of Loder Drew through December 31, 1999. The consideration given to acquire substantially all the assets and assume certain liabilities of Loder Drew was determined as a result of arm's length negotiations among unrelated parties, and the acquisition was accounted for using the purchase method of accounting. The Company borrowed $73.0 million from NationsBank N.A. under its $150.0 million senior credit facility to fund the cash portion of the initial consideration and the direct acquisition-related costs estimated at $3.0 million. The Company's credit facility was subsequently syndicated and increased to $200.0 million.

     The description of the acquisition contained herein is qualified in its entirety by reference to the Agreement dated July 31, 1998 by and among the Company, PRGI, Loder Drew and the shareholders of Loder Drew previously filed as
Exhibit 2.1 to the Company's Form 8-K filed August 12, 1998, and incorporated herein by reference.

     The Company's previous Form 8-K, which was filed on August 12, 1998 in connection with the Loder Drew acquisition, included all required financial statements and pro forma financial information based upon a March 31, 1998 cutoff. This current Form 8-K is provided to update certain unaudited Loder Drew financial statements and unaudited pro forma financial information through June 30, 1998.

                                                               PAGE
                                                              NUMBER
                                                              ------
FINANCIAL STATEMENTS

  (a) Financial Statements of Loder Drew

  Statements of Earnings (Loss) for the six months ended
     June 30, 1997 and 1998 (unaudited).....................     4
  Balance Sheet as of June 30, 1998 (unaudited).............     5
  Statement of Shareholders' Equity for the six months ended
     June 30, 1998 (unaudited)..............................     6
  Statements of Cash Flows for the six months ended June 30,
     1997 and 1998 (unaudited)..............................     7
  Notes to Financial Statements.............................     8

  (b) Pro Forma Financial Information

  Unaudited Pro Forma Consolidated Financial Information....     9
  Unaudited Pro Forma Consolidated Statement of Earnings for
     the six months ended June 30, 1998.....................    10
  Notes to Unaudited Pro Forma Consolidated Statement of
     Earnings...............................................    11
  Unaudited Pro Forma Condensed Consolidated Balance Sheet
     as of June 30, 1998....................................    12
  Notes to Unaudited Pro Forma Condensed Consolidated
     Balance Sheet..........................................    13
  Signature.................................................    14

                            LODER, DREW & ASSOCIATES

                         STATEMENTS OF EARNINGS (LOSS)
                             (AMOUNTS IN THOUSANDS)

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               1997      1998
                                                              ------    -------
                                                                 (UNAUDITED)
Revenues....................................................  $9,949    $16,430
Cost of revenues............................................   5,061     12,358
                                                              ------    -------
  Gross profit..............................................   4,888      4,072
Selling, general and administrative expenses................   1,850      4,318
                                                              ------    -------
  Operating income (loss)...................................   3,038       (246)
Interest expense, net.......................................       1         --
                                                              ------    -------
  Earnings (loss) before income taxes.......................   3,037       (246)
Income taxes................................................      26         --
                                                              ------    -------
  Net earnings (loss).......................................  $3,011    $  (246)
                                                              ======    =======

                See accompanying notes to financial statements.

                            LODER, DREW & ASSOCIATES

                                 BALANCE SHEET
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                               JUNE 30,
                                                                 1998
                                                              -----------
                                                              (UNAUDITED)
                                 ASSETS
Current assets:
  Cash and cash equivalents.................................    $4,440
  Marketable securities.....................................        33
  Trade accounts receivable, less allowance for doubtful
     accounts of $372,000...................................     1,471
  Other current assets......................................       217
                                                                ------
          Total current assets..............................     6,161
Property and equipment, net.................................       505
Deposits and other assets...................................        26
                                                                ------
                                                                $6,692
                                                                ======

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  295
  Accrued payroll...........................................     5,135
  Accrued expenses..........................................       237
                                                                ------
          Total current liabilities.........................     5,667
                                                                ------
Shareholders' equity:
  Common stock, no par value. Authorized 100,000 shares;
     issued and outstanding 10,000 shares...................     1,201
  Retained earnings.........................................       818
  Accumulated other comprehensive loss......................      (102)
  Notes receivable from shareholders........................      (892)
                                                                ------
          Total shareholders' equity........................     1,025
                                                                ------
                                                                $6,692
                                                                ======

                See accompanying notes to financial statements.

                            LODER, DREW & ASSOCIATES

                       STATEMENT OF SHAREHOLDERS' EQUITY
                         SIX MONTHS ENDED JUNE 30, 1998
                             (AMOUNTS IN THOUSANDS)

                                                                    ACCUMULATED       NOTES
                                   COMMON STOCK                        OTHER        RECEIVABLE        TOTAL
                                  ---------------     RETAINED     COMPREHENSIVE       FROM       SHAREHOLDERS'
                                  SHARES   AMOUNT     EARNINGS         LOSS        SHAREHOLDERS      EQUITY
                                  ------   ------   ------------   -------------   ------------   -------------
Balance at December 31, 1997....     9     $  751      $1,064          $(133)         $(500)         $1,182
Unrealized gain on investment
  (unaudited)...................    --         --          --             31             --              31
Exercise of stock option for
  note (unaudited)..............     1        450          --             --           (450)             --
Net payments received on notes
  receivable from shareholders
  (unaudited)...................    --         --          --             --             58              58
Net loss (unaudited)............    --         --        (246)            --             --            (246)
                                    --     ------      ------          -----          -----          ------
Balance at June 30, 1998
  (unaudited)...................    10     $1,201      $  818          $(102)         $(892)         $1,025
                                    ==     ======      ======          =====          =====          ======

                See accompanying notes to financial statements.

                            LODER, DREW & ASSOCIATES

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 1997          1998
                                                              -----------   -----------
                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss).......................................  $     3,011   $      (246)
  Adjustments to reconcile net earnings (loss) to net cash
     provided by operating activities:
       Depreciation and amortization........................           35           102
       Increase in provision for bad debts..................           50           372
       Change in assets and liabilities:
          Trade accounts receivable.........................       (1,084)        1,120
          Other current assets..............................         (186)          (81)
          Deposits and other assets.........................           (6)           94
          Accounts payable and accrued expenses.............        1,590          (194)
          Accrued payroll...................................         (738)        4,545
          Accrued legal.....................................           --          (575)
          Shareholder distributions payable.................           --        (3,510)
                                                              -----------   -----------
            Net cash provided by operating activities.......        2,672         1,627
                                                              -----------   -----------
Cash flows from investing activities -- purchase of property
  and equipment.............................................          (77)          (97)
                                                              -----------   -----------
Cash flows from financing activities -- net payments on
  notes receivable from officer.............................          100            58
                                                              -----------   -----------
          Net increase in cash and cash equivalents.........        2,695         1,588
Cash and cash equivalents at beginning of period............          739         2,852
                                                              -----------   -----------
Cash and cash equivalents at end of period..................  $     3,434   $     4,440
                                                              ===========   ===========
Supplemental disclosures of cash flow information -- cash
  paid during the period for income taxes...................  $        26   $        --
                                                              ===========   ===========
Supplemental disclosure of noncash transactions:
  Exercise of stock option for note.........................  $        --   $       450
                                                              ===========   ===========
  Change in valuation allowance for unrealized holding
     losses (gains) on available for sale marketable
     securities.............................................  $        --   $        31
                                                              ===========   ===========

                See accompanying notes to financial statements.

                            LODER, DREW & ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1998

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statements of Loder Drew as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

NOTE B -- RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130") "Reporting Comprehensive Income," which establishes standards for reporting and disclosures of comprehensive income (loss) and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 16, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. Loder Drew has not determined the manner in which it will present the information required by SFAS No. 130 in its financial statements for the year ending December 31, 1998. Loder Drew's total comprehensive loss for the six months ended June 30, 1998 approximated its reported net loss for the period.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     On August 6, 1998, The Profit Recovery Group International, Inc. (the "Company"), and its wholly owned subsidiary, The Profit Recovery Group International I, Inc. acquired substantially all the assets and assumed certain liabilities of Loder, Drew & Associates ("Loder Drew"), an international recovery auditing firm primarily serving clients in the manufacturing, financial services and other non-retail sectors. The transaction was accounted for as a purchase, effective as of July 1, 1998, with consideration of $70.0 million in cash and 803,535 restricted, unregistered shares of the Company's common stock. Approximately $3.0 million in direct acquisition-related costs were also incurred and capitalized as part of this transaction. Additionally, Loder Drew will be eligible to receive further purchase price consideration up to a maximum of $70.0 million in cash conditioned on future financial performance of Loder Drew through December 31, 1999.

     The Company borrowed $73.0 million from NationsBank N.A. under its $150.0 million senior credit facility to pay the cash consideration and direct acquisition-related expenses incurred in connection with the acquisition of Loder Drew. The credit facility was subsequently syndicated and increased to $200.0 million.

     The following unaudited pro forma consolidated statement of earnings for the six months ended June 30, 1998 presents the consolidated historical accounts of the Company, adjusted to give effect to the acquisition of Loder Drew as of the beginning of the period presented. The following unaudited pro forma condensed consolidated balance sheet as of June 30, 1998 presents the consolidated historical accounts of the Company as of that date, adjusted to give effect to the acquisition of Loder Drew as if the transaction had occurred on June 30, 1998.

     The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the consolidated financial statements of the Company and related notes, as well as the financial statements and related notes of Loder Drew. Audited historical financial statements of Loder Drew are included in the Company's Form 8-K which was filed on August 12, 1998. The Company believes that the assumptions set forth in the notes on pages 11 and 13 provide a reasonable basis on which to present the pro forma financial information, which is provided for informational purposes only and should not be construed to be indicative of the Company's financial condition or results of operations had the transactions and events described above been consummated on the dates assumed. The unaudited pro forma financial information is not intended to project the Company's financial condition on any future date or results of operations for any future period.

        THE PROPERTY RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                         SIX MONTHS ENDED JUNE 30, 1998

                                                    THE PROFIT
                                                     RECOVERY
                                                       GROUP
                                                  INTERNATIONAL,     LODER      PRO FORMA         PRO FORMA
                                                       INC.           DREW     ADJUSTMENTS       AS ADJUSTED
                                                  ---------------   --------   ------------      ------------
                                                   (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Revenues........................................      $72,078       $16,430      $    --           $88,508
Cost of revenues................................       38,282        12,358       (3,460)(A)        47,180
Selling, general and administrative expenses....       27,020         4,318        1,712(B)         33,050
                                                      -------       -------      -------           -------
     Operating income (loss)....................        6,776          (246)       1,748             8,278
Interest income (expense), net..................         (138)           --       (2,463)(C)        (2,601)
                                                      -------       -------      -------           -------
  Earnings (loss) before income taxes...........        6,638          (246)        (715)            5,677
Income taxes....................................        2,599            --         (375)(D)         2,224
                                                      -------       -------      -------           -------
     Net earnings (loss)........................      $ 4,039       $  (246)     $  (340)          $ 3,453
                                                      =======       =======      =======           =======
Earnings per share:
  Basic.........................................      $  0.20                                      $   .16
                                                      =======                                      =======
  Diluted.......................................      $  0.19                                      $   .16
                                                      =======                                      =======
Weighted average shares outstanding:
  Basic.........................................       20,650                        804(E)         21,454
                                                      =======                    =======           =======
  Diluted.......................................       21,257                        804(E)         22,061
                                                      =======                    =======           =======

    See accompanying notes to unaudited pro forma consolidated statement of earnings.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                         SIX MONTHS ENDED JUNE 30, 1998

     The following explanations describe the assumptions used in determining the unaudited pro forma adjustments necessary to present the historical results of operations, giving effect to the acquisition of Loder Drew, as of the beginning of the period presented.

     (A) Adjustment relates to historical Loder Drew compensation in excess of compensation levels to be paid prospectively to the executive officers pursuant to employment agreements.

     (B) Adjustment relates to amortization of the estimated goodwill amounting to $84.5 million over a 25-year period and the noncompete agreements with a combined estimated fair value of $225,000 over a five-year period. Loder Drew is also eligible to receive additional purchase price consideration up to a maximum of $70.0 million in cash conditioned on the future financial performance of Loder Drew through December 31, 1999. To the extent that additional purchase price consideration, if any, becomes due, goodwill and related amortization could be substantially increased. Of the $70.0 million earnout potential, up to $30.0 million is payable in the Spring of 1999 based on the financial performance of Loder Drew for the six months ending December 31, 1998. The Company considers it probable that the entire $30.0 million will ultimately become due and payable, and intends to borrow the entire amount of any required payment under its existing $200.0 million credit facility.

     (C) Adjustment relates to the $73.0 million of indebtedness, at an interest rate of 6.75%, incurred in connection with the Loder Drew acquisition.

     (D) Adjustment relates to the tax benefit derived from the deductibility of the goodwill and interest expense assuming a combined Federal and state effective income tax rate of 39%, and also reflects Loder Drew's results of operations on a pro forma basis to include Federal and state income taxes at a composite rate of 39% as if Loder Drew had been a C corporation throughout the period presented.

     (E) Adjustment reflects the issuance of 803,585 shares in connection with the Loder Drew acquisition.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1998

                                                           THE PROFIT
                                                            RECOVERY
                                                             GROUP
                                                         INTERNATIONAL,   LODER       PRO FORMA     PRO FORMA
                                                              INC.         DREW      ADJUSTMENTS   AS ADJUSTED
                                                         --------------   ------     -----------   -----------
                                                                   (AMOUNTS IN THOUSANDS OF DOLLARS)
Current assets:
  Cash and cash equivalents............................     $ 18,710      $4,440       $(3,940)(A)  $ 19,210
  Marketable securities................................           --          33           (33)(A)        --
  Receivables:
    Billed contract receivables........................       12,735       1,471            --        14,206
    Unbilled contract receivables......................       53,272          --            --        53,272
    Employee and shareholder advances..................        2,927          96            --         3,023
                                                            --------      ------       -------      --------
         Total receivables.............................       68,934       1,567            --        70,501
  Prepaid expenses and other current assets............        2,130         121           (87)(A)     2,164
                                                            --------      ------       -------      --------
         Total current assets..........................       89,774       6,161        (4,060)       91,875
                                                            --------      ------       -------      --------
Property and equipment, net............................       13,981         505            --        14,486
Noncompete agreements, less accumulated amortization...        2,969          --           225(B)      3,194
Goodwill, less accumulated amortization................       58,569          --        84,474(B)    143,043
Deferred income taxes..................................        3,083          --            --         3,083
Other assets...........................................          554          26            --           580
                                                            --------      ------       -------      --------
                                                            $168,930      $6,692       $80,639      $256,261
                                                            ========      ======       =======      ========
Current liabilities:
  Note payable to bank.................................     $     38      $   --       $    --      $     38
  Current installments of long term-debt...............           82          --            --            82
  Accounts payable and accrued expenses................        7,116         532           (38)(A)     7,610
  Accrued payroll and related expenses.................       25,527       5,135        (4,345)(A)    26,317
  Deferred income taxes................................        9,813          --            --         9,813
  Deferred revenues....................................          977          --            --           977
                                                            --------      ------       -------      --------
         Total current liabilities.....................       43,553       5,667        (4,383)       44,837
                                                            --------      ------       -------      --------
Long-term debt, excluding current installments.........        5,348          --        73,000(C)     78,348
Deferred compensation..................................        2,909          --            --         2,909
Other long-term liabilities............................          410          --            --           410
                                                            --------      ------       -------      --------
         Total liabilities.............................       52,220       5,667        68,617       126,504
                                                            --------      ------       -------      --------
Shareholders' equity:
  Preferred stock......................................           --          --            --            --
  Common stock.........................................           22       1,201        (1,200)(D)        23
  Additional paid-in capital...........................       98,521          --        13,046(D)    111,567
  Notes receivable from shareholders...................           --        (892)          892(A)         --
  Accumulated other comprehensive loss.................           --        (102)          102(A)         --
  Cumulative translation adjustments...................       (1,879)         --            --        (1,879)
  Retained earnings....................................       20,046         818          (818)(D)    20,046
                                                            --------      ------       -------      --------
         Total shareholders' equity....................      116,710       1,025        12,022       129,757
                                                            --------      ------       -------      --------
                                                            $168,930      $6,692       $80,639      $256,261
                                                            ========      ======       =======      ========

  See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1998

     The following describe the assumptions used in determining the unaudited pro forma adjustments necessary to present the historical financial position, giving effect to the acquisition of Loder Drew, as of June 30, 1998.

     (A) Assets not acquired or liabilities not assumed.

     (B) The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion 16, "Business Combinations." The purchase price was allocated first to the tangible and identifiable assets and liabilities of the acquired company based on preliminary estimates of their fair value, with the remainder allocated to goodwill. The following schedule presents the goodwill computation (with amounts in thousands):

Purchase price:
  Cash paid.................................................  $70,000
  Fair value of restricted, unregistered shares issued......   13,321
                                                              -------
                                                               83,321
Estimated direct acquisition-related costs..................    3,000
Less net book value of net assets acquired from Loder Drew,
  which approximates fair value.............................   (1,622)
Less estimated value of noncompete agreements...............     (225)
                                                              -------
     Goodwill...............................................  $84,474
                                                              =======

     (C) The Company incurred indebtedness of $73.0 million to finance the cash paid and direct acquisition-related costs incurred in connection with the acquisition of Loder Drew.

     (D) The changes in components of shareholders' equity are a result of recording the initial acquisition date equity in Loder Drew.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          THE PROFIT RECOVERY GROUP
                                            INTERNATIONAL, INC.

                                          By:   /s/ DONALD E. ELLIS, JR.
                                            ------------------------------------
                                                    Donald E. Ellis, Jr.
                                                Senior Vice President, Chief
                                                          Financial
                                                   Officer and Treasurer

Date: December 4, 1998